FOR IMMEDIATE RELEASE

Contacts:
John Pougnet, CEO XELR8 Holdings, Inc. (303) 316-8577 CEO@xelr8.com	Stephen D. Axelrod, CFA Alisa Steinberg (Media) Wolfe Axelrod Weinberger Assoc. LLC (212) 370-4500 steve@wolfeaxelrod.com alisa@wolfeaxelrod.com

XELR8 HOLDINGS ANNOUNCES CONTINUATION OF XELR8 TO A MILLION PROMOTION

- Distributors Sales Success Prompts Extension of Promotion -

DENVER, July 2, 2008 -- XELR8 Holdings, Inc. (AMEX: BZI), a provider of functional foods, beverages and nutritional supplements, announced that XELR8 To A Million promotion attained a significant proportion of the $1 million sales goal for the month of June prompting management to offer distributors an opportunity to earn significant bonuses in July.

John Pougnet, CEO, noted, “Our distributors worked exceptionally hard during June and came close to attaining our ambitious goal of $1 million in sales in that month.  We felt that such dedication and hard work should be rewarded even if the very aggressive sales goal was not reached.  Consequently, we will be offering significant bonuses for sales leadership in July whereby distributors can earn large bonuses depending on their individual sales performance and ranking within the sales organization.”

 Toward the end of July, XELR8 will post the promotion’s progress on its website: www.xelr8.com on the page/link marked XELR8 Performs.

About XELR8 Holdings, Inc.

XELR8 Holdings, Inc. is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance. XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle. These include the Company's Eat/Drink/Snack System; Peak Performance System; and its newest market entry, Bazi™, a powerful, concentrated, antioxidant (Vitamins A, C & E) nutritional drink packed with eight different super fruits and berries, including the Chinese jujube plus 12 vitamins and 68 minerals, providing all the daily vitamins and minerals you need in a single, convenient, one-ounce shot.

XELR8's commitment to quality, science and research has earned the Company a loyal following of over 350 world-class athletes and an elite list of endorsers, such as 3-time World Series Champion Curt Schilling, five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; professional football superstar Cadillac Williams; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr. XELR8 products are only available through independent distributors located throughout the nation. For more information about XELR8, please visit www.xelr8.com or www.drinkbazi.com ..

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